Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made and entered into as of August 17, 2020, by and among ADURO BIOTECH, INC., a Delaware corporation (“Parent”), ASPIRE MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and CHINOOK THERAPEUTICS U.S., INC., a Delaware corporation (the “Company”). Capitalized terms used and not defined herein shall have the respective meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of June 1, 2020, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time, subject to applicable stockholder approvals, and may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent; and

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    Each reference to the “Note Purchase Agreement” in the Agreement is hereby deleted and replaced with a reference to the “Subscription Agreement.” Each reference to the “Company Convertible Notes” is hereby deleted.

2.    Recital B of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Parties intend that the Merger (defined below) qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”

3.    Recital K of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Immediately prior to the execution and delivery of the Amendment, dated as of August 17, 2020, to this Agreement, certain investors have executed a Subscription Agreement among the Company and the Persons named therein (representing an aggregate commitment no less than the

Concurrent Investment Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Company Capital Stock set forth therein immediately prior to the Closing in connection with the Company Financing (the “Subscription Agreement”).”

4.    Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation following the Merger (the “Surviving Corporation”).”

5.    Section 1.11 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations
Section 1.368-2(g).”

6.    Section 1.5(a)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“subject to Section 1.5(c), each share of Company Capital Stock outstanding (including any outstanding shares of Company Common Stock issued in the Company Financing) immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).”

7.    Section 2.6(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Except for the rights pursuant to the Subscription Agreement and the outstanding Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or the Company Subsidiary, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or the Company Subsidiary, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or the Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or the Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or the Company Subsidiary.”

8.    Section 2.6(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.”

9.    Section 2.20 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Subscription Agreement. A copy of the fully executed Subscription Agreement has been delivered to Parent. The Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Company Financing other than as set forth in the Subscription Agreement. The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of each party thereto, subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company or, to the Knowledge of the Company, any other party thereto, under the Subscription Agreement. To the Knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any obligation of such party in Subscription Agreement. There are no conditions precedent related to the consummation of the Company Financing contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Sections 4 and 5 of the Subscription Agreement. To the Knowledge of the Company, the proceeds of the Company Financing will be made available to the Company prior to the consummation of the Merger.”

10.    Section 4.2(b)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or the Company Subsidiary (except for shares of outstanding Company Common Stock issued upon the valid exercise or settlement of Company Options in accordance with their terms as in effect as of the date of this Agreement, and shares of capital stock of the Company issued in connection with the Company Financing pursuant to the Subscription Agreement), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or the Company Subsidiary;”

11.    Section 4.7 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[Reserved]”

12.    Section 5.5(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[Reserved]”

13.    Section 5.5(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.”

14.    Section 5.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Tax Matters. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a Taxing authority pursuant to an audit defended in good faith. The Parties shall use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.”

15.    Section 7.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Company Financing. The Company shall have received the cash proceeds of the Company Financing of not less than the Concurrent Investment Amount on the terms and conditions set forth in the Subscription Agreement.”

16.    The definition of “Company Financing” set forth in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Company Financing” means a financing involving the sale of Company Common Stock pursuant to the Subscription Agreement with aggregate gross cash proceeds to the Company of not less than the Concurrent Investment Amount.”

17.    The definition of “Contemplated Transactions” set forth in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the Closing Dividend, the Parent Reverse Stock Split (to the extent applicable and necessary) and the Company Financing.”

18.     The definition of “Company Outstanding Shares” contained in the definition of “Exchange Ratio” set forth in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without duplication, (i) the exercise of all Company Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of shares of Company Common Stock in respect of all warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, including any Promised Options (as defined in the Company Disclosure Schedule); provided, however, that the foregoing shall not include (A) any commitments by the Company to grant incentive equity awards following the Closing to employees hired by the Company after the date hereof or (B) any shares of Company Common Stock issued pursuant to the Subscription Agreement.”

19.    Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

20.    Full Force and Effect. Except as expressly amended hereby, each term, provision, exhibit and schedule of the Merger Agreement is hereby ratified and confirmed and remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the parties hereto.

21.    Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

22.    Additional Miscellaneous Terms. The provisions of Article X (Miscellaneous Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

ADURO BIOTECH, INC.

By:	/s/ Stephen T. Isaacs
Name:	Stephen T. Isaacs
Title:	Chairman, President and CEO

ASPIRE MERGER SUB, INC.

By:	/s/ Stephen T. Isaacs
Name:	Stephen T. Isaacs
Title:	President

[Signature page to Amendment No. 1 to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

CHINOOK THERAPEUTICS U.S., INC.

By:	/s/ Eric Dobmeier
Name:	Eric Dobmeier
Title:	President and Chief Executive Officer

[Signature page to Amendment No. 1 to Agreement and Plan of Merger and Reorganization]